Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES:		DAVID M. PETERSON
MAURICE MEYER III	Telephone (214) 969-5530	General Agent
JOHN R. NORRIS III
JAMES K. NORWOOD		TYLER GLOVER
Assistant General Agent

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended

	June 30, 2015	June 30, 2014

Oil and gas royalties	$5,699,594	$7,863,507

Land sales	160,000	1,670,605

Easements and sundry income	5,802,945	5,863,269

Other income	132,595	185,883

Total income	$11,795,134	$15,583,264

Provision for income tax	$3,533,021	$4,798,745

Net income	$7,416,012	$9,914,167

Net income per sub-share	$.90	$1.17

Average sub-shares outstanding during period	8,244,345	8,439,914

	Six Months Ended

	June 30, 2015	June 30, 2014

Oil and gas royalties	$12,224,859	$15,105,566

Land sales	20,428,000	1,670,605

Easements and sundry income	13,605,939	10,031,473

Other income	275,689	357,573

Total income	$46,534,487	$27,165,217

Provision for income tax	$15,122,543	$8,188,375

Net income	$29,582,101	$17,164,085

Net income per sub-share	$3.58	$2.03

Average sub-shares outstanding during period	8,262,482	8,443,926

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.